Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FIRST QUARTER 2019 RESULTS

NEW YORK (May 2, 2019) - Altice USA (NYSE: ATUS) today reported results for the first quarter ended March 31, 2019.

Dexter Goei, Altice USA Chief Executive Officer, said: "Altice USA has made a great start to 2019 as we continue to realize the benefits of our ongoing investments to improve the customer experience and deliver state-of-the-art connectivity services, advanced business solutions and high-quality content. Altice One is delivering the best ever video customer performance for Altice USA. With our focus on network investment we continue to see improved broadband customer growth and significant growth in the demand for higher speeds and data usage. Finally, we are on track with all our new growth initiatives including the launch of our wireless service this summer, accelerating our fiber-to-the-home deployment and enhancing the growth of our advanced advertising and news platforms, now including Cheddar.”

Altice USA Key Financial Highlights

•	Revenue growth +2.9% YoY in Q1 2019 to $2.40 billion, driven by Residential revenue growth of +2.4%, Business services revenue growth of +5.3% and advertising revenue growth of +6.8%.

•	Net loss reduced to $25 million in Q1 2019, or $0.04/share (from $129 million in Q1 2018, or $0.17/share).

•
Adjusted EBITDA grew +5.3% YoY to $1.03 billion, an Adjusted EBITDA margin of 43.1% in Q1 2019 (+6.7% YoY Adjusted EBITDA growth and 43.7% Adjusted EBITDA margin excluding the impact of consolidating i24NEWS and mobile losses)(1).

•	Free Cash Flow(2) declined -5.6% YoY in Q1 2019 to $164 million mainly reflecting higher investment in key growth initiatives including Altice One, fiber (FTTH), new home build expansion and mobile.

•	2019 guidance reiterated including $1.5 billion of share repurchases ($600 million in Q1 2019).

	Three Months Ended March 31,
($k)	2019	2018
	Actual	Actual

Revenue	$2,396,567	$2,329,714
Net loss attributable to Altice USA, Inc. stockholders	(24,999)	(128,951)
Adjusted EBITDA(1)	1,032,940	980,953
Capital Expenditures (cash)	340,386	257,615

(1)
See “Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 8 of this release. Adjusted EBITDA growth of 6.7% excluding approximately $10.4m of costs relating to the impact of consolidating i24NEWS losses and excluding $3.2m of losses related to Altice USA’s mobile business in the current period.

(2)	Free Cash Flow defined as cash flow from operating activities less cash capital expenditures (including deductions of cash interest, cash taxes and net changes in working capital).

Earnings Release

Altice USA Key Operational Highlights

•
Altice One is delivering the best ever video customer performance for Altice USA, including growth at Suddenlink for the second consecutive quarter. Altice USA's ongoing network investment is supporting continued strong growth in data as well. Optimum also benefited compared to the prior year quarter where performance was impacted by multiple snowstorms and a programming dispute.

•	Total unique Residential customer relationships grew +0.4% YoY with quarterly net additions of +22k in Q1 2019; significantly improved compared to prior year (vs. +8k in Q1 2018):

•	Video RGU quarterly net losses of -10k in Q1 2019 were significantly better than the prior year (vs. -30k in Q1 2018) and represent the best ever video customer performance for Altice USA;

•	Residential broadband RGU quarterly net additions of +37k were also ahead of the prior year (vs. +26k in Q1 2018);

•	Residential ARPU per unique customer increased 2.1% YoY to $142.6 in Q1 2019, supporting Residential revenue growth of +2.4% YoY.

•	Business services revenue growth of +5.3% YoY in Q1 2019 with continued strength in Enterprise & Carrier segment +6.0% YoY and SMB +4.8% YoY.

•	Advertising revenue growth of 6.8% YoY in Q1 2019 supported by the growth of local and national multi-screen advertising solutions provided by a4.

•
Continued network investment is supporting an increased demand for higher speed tiers and significant growth in data usage; the average broadband speed taken by Altice USA’s customer base increased 29% YoY to 191 Mbps at the end of Q1 2019 and average household data usage reached over 280GB (continuing to grow over 20% YoY).

•
Altice USA has reached approximately 400k unique Altice One customers(3) (approximately 12% of total video customers) with the highest ever net promoter scores for video and broadband; successful launch of the new Altice One Operating System 3.0 in April 2019.

Altice USA FY 2019 Outlook Reiterated
For the full year 2019 Altice USA expects:

•	Revenue growth of 2.5-3.0% YoY.

•	Adjusted EBITDA margin expansion (ex-mobile).

•	Increased investment for the continued rollout of Altice One, FTTH, and new mobile network with annual capex within a range of $1.3 billion to $1.4 billion.

•	Free Cash Flow growth (compared to $1.35 billion in FY 2018) including mobile related costs.

•	Year-end leverage target unchanged at 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis).

•	Share repurchases of $1.5 billion (ex-M&A).

(3)	As of April 2019.

Earnings Release

Additional Q1 2019 Highlights
Product & Service Enhancements
Altice USA continues to expand the presence of Altice One across the U.S., now with approximately 400,000 customers across the country. A major update to Altice One was introduced in April 2019 with the launch of the Operating System 3.0, which brings users a new sports hub, an enhanced home screen, and voice guidance, allowing for better search and discovery and an overall easier and more accessible experience.
Network Investments to Enhance Broadband Speeds, Video Services and Reliability
Altice Fiber symmetrical 1 Gbps (Gigabit) internet service over Altice’s new FTTH network continues to be rolled out to residential customers in select areas of Long Island, New Jersey and Connecticut. Altice Fiber provides an unmatched experience to support the most data intensive activities, from streaming 4K ultra-high-definition (UHD) and high-definition (HD) video on multiple devices, enjoying multi-player gaming experiences, video chat, streaming music, high quality virtual and augmented reality experiences, and downloading large files simultaneously on dozens of devices at once.
As well as driving additional medium-term operating efficiencies, Altice USA’s FTTH network is expected to reduce long-term capital intensity. The new fiber network will offer a better customer experience driving lower interactions and lower technical service visit requirements, as well as structurally reducing maintenance, power costs and customer premise equipment costs.
In addition to its fiber deployment, Altice USA continues to enhance broadband services on its existing hybrid fiber-coaxial (HFC) network in the Optimum service area, now delivering broadband speeds of up to 400 Mbps for residential customers and with plans to launch 1 Gbps service with an upgrade to DOCSIS 3.1 and smart WiFi capabilities over HFC in 2019. In addition, the company is adding further Gigabit capacity in certain areas in the Suddenlink service area, and continuing to expand the footprint through new home builds at an accelerated pace.
These upgrades are allowing the company to meet customer demand for higher broadband speeds. The average broadband speed taken by Altice USA’s customer base growing 29% YoY to 191 Mbps at the end of Q1 2019 (from 149 Mbps at the end of Q1 2018 and just 70 Mbps at the end of Q1 2017).
Average household data usage has reached over 280GB per month at the end of Q1 2019 and grew over 20% YoY as customers are using Altice USA’s broadband services more and more. Optimum customers are connecting 12 devices in the home on average. Altice One is also improving customers’ broadband experience with an advanced WiFi router and WiFi mini repeaters, demonstrated by approximately 40% improvement in WiFi throughput and attenuation compared to legacy customer premise equipment.
Mobile
Altice USA has completed the development of its core network to support its infrastructure-based MVNO including upgrading and expanding its WiFi network. Approximately 19 thousand AirStrands have been deployed with the Sprint partnership in less than a year, representing the quickest and largest deployment of its kind in the United States to date, leveraging Altice USA’s existing network infrastructure. As of the first quarter of 2019, Altice USA has signed major mobile handset partnerships and has also developed its IT platform focused on a digital-first experience. The commercial launch of a mobile service for Altice USA customers is on track for the summer of 2019.
Advertising
Altice USA’s advanced advertising unit, a4, continues to deliver on its mission of simplifying the complex nature of digital advertising by adding OTT and connected TV set environments to its all-in-one media planning and delivery platform, Athena. This addition further enhances a4’s existing ability to deliver advanced solutions for clients helping them identify and reach their desired audiences across all screens within a single household and in all formats. This offering extends the guarantee of measurability and analytics of reach and frequency among all devices inside the universe of targeted households available through a4.

Earnings Release

Altice USA News and Cheddar Acquisition
Altice USA has reached an agreement to acquire Cheddar, the digital-first news company, for $200 million, subject to certain closing adjustments as set forth in the merger agreement. With this acquisition, Altice broadens its portfolio of high-quality news businesses by adding Cheddar’s innovative digital-first, live business, general news and college network focused on young professional and millennial audiences. The transaction is expected to close in the next two months upon receipt of regulatory approval.
The Cheddar networks are available in approximately 40 million pay TV homes through multichannel video programming distributors (MVPDs), all virtual MVPDs (YouTube TV, Sling, Hulu Live, DIRECTV NOW, etc.), leading free TV systems (Pluto, Roku Channel, etc.), and a campus network of 1,600 owned and operated screens on 600 campuses. Cheddar recently expanded distribution to millions of homes through various cable systems, reaching carriage agreements with Comcast, Charter and Altice USA. Cheddar is available on nearly all OTT subscription pay TV services in the U.S., and has a widespread presence across Facebook, Instagram, Twitter, LinkedIn, Snapchat and other social platforms generating over 400 million video views per month.
With the acquisition of Cheddar, Altice’s full suite of news offerings now covers hyper-local, national, business and international content, reaching broader and more diverse audiences on both digital and linear formats. Cheddar Founder and CEO Jon Steinberg will join Altice USA to lead the news division inclusive of Cheddar, News 12 and i24NEWS.
Altice USA's News 12 Networks is the main source of local news among adults in the New York Tri-State area, according to a new study from Pew Research Center.(4) News 12 recently received 51 New York Emmy® Award nominations (up from 34 the year before), was honored as a finalist in ten New York Associated Press Award categories, and won four regional Edward R. Murrow awards. Viewership continues to grow, as evidenced by Nielsen ratings. In Q1 2019, News 12 Networks achieved its sixth consecutive quarter of YoY growth in the M-F 5-9 AM daypart among adults aged 25-54, and saw a 20% increase in ratings over the prior year quarter among adults aged 25-54 during the M-F 6-9 AM daypart.
In addition, i24NEWS has now increased its distribution with carriage agreements with some of the largest MVPDs, highlighting the desire for high-quality independent reporting in the U.S.

(4)
The study, based on a survey of approximately 35,000 adults across the United States, focused on how Americans learn about and consume local news in their communities. In response to an open-ended question, News 12 Networks was named by more respondents than any other local news source in the area, including all major local broadcast affiliates, and twice as many times as the next leading network.

Earnings Release

Corporate Culture
Altice USA understands that to compete in the highly competitive businesses of media, telecommunications and technology that talent and culture are critical components of its present day and future success. To that end, Altice USA has focused on ensuring that it is a company that attracts and retains best-in-class talent across all areas of the company. In acknowledgment of the company’s progress, Altice USA was recently named by Forbes as a Best Employer for 2019 - a distinction realized through a nationwide anonymous survey of working professionals. In addition, Altice USA was also recognized as a Best Place to Work for LGBTQ Equality after scoring a perfect 100 on this year’s Corporate Equality Index - the Human Rights Campaign Foundation’s prestigious national ranking that recognizes workplaces with policies and practices that create inclusive environments for lesbian, gay, bisexual, transgender and queer employees to thrive.
Share Repurchases
From January 1 through March 31, 2019, Altice USA repurchased an aggregate of 29,255,674 shares for a total purchase price of approximately $600 million, equivalent to $20.51 per share. The acquired shares were retired and the cost for these shares was recorded in paid-in capital in Altice USA’s consolidated balance sheet. As of March 31, 2019, Altice USA had 679,784,612 combined Class A and Class B shares outstanding.
For the full year 2019, Altice USA is targeting $1.5 billion of share repurchases excluding any potential merger, asset sale and acquisition (M&A) activity. The acquisition of Cheddar will not impact this target.

Financial and Operational Review
For quarter ended March 31, 2019 compared to quarter ended March 31, 2018

•	Reported revenue growth for Altice USA of +2.9% to $2.397 billion.

•	Net loss reduced to $25 million in Q1 2019, or $0.04/share (from $129 million in Q1 2018, or $0.17/share)

•	Adjusted EBITDA grew +5.3% to $1.033 billion with an Adjusted EBITDA margin of 43.1% (+6.7% Adjusted EBITDA growth and margin of 43.7% excluding impact of consolidating i24NEWS and mobile losses).

•	Cash capex for Altice USA was $340 million in Q1 2019, representing 14.2% of revenue (10.0% excluding mobile and FTTH / new home build capex).

•	Operating Free Cash Flow(5) declined -4.3% to $693 million, mostly reflecting increased investment in FTTH, new home build, DOCSIS 3.1 and mobile.

•
Altice USA saw significantly improved residential customer trends with total unique Residential customer relationship quarterly net additions of +22k in Q1 2019 (vs. +8k in Q1 2018). This included Residential broadband RGU net additions of +37k, video RGU net losses of -10k, and telephony RGU net losses of -20k in Q1 2019 (vs. +26k, -30k, and -8k, respectively, in Q1 2018). Altice USA Residential ARPU increased +2.1% to $142.57.

•
Altice USA’s Business services revenue increased +5.3% with the Enterprise & Carrier segment growing +6.0% and SMB revenue growing +4.8%. Altice USA continues to make progress with new initiatives including Business Hosted Voice for SMB customers and security / DDOS protection for mid-market enterprise customers. The overall SMB customer base grew by +1.4% due to improved value proposition with voice and data bundles and reduced churn.

(5)
Operating Free Cash Flow (“OpFCF”) defined as Adjusted EBITDA less cash capital expenditures. See “Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 8 of this release.

Earnings Release

•
Altice USA’s Advertising revenue increased +6.8% due to an increase in targeted data and analytics revenue. Altice USA, through its data and analytics subsidiary a4, is seeing strong growth with Athena, a self-serve client application for end-to-end multi-screen campaign management with “one-stop shopping” for advertisers (now including a new OTT advertising solution). Athena is the main growth driver of a4 and is being used by more and more customers, providing local and national advertising solutions with in-depth reporting, measurement and analytics.

•
Altice USA’s programming costs increased +4.6% due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs per video customer are still expected to increase by high single digits going forward (+7.4% in Q1 2019).

•
Net debt for Altice USA at the end of the first quarter was $22.047 billion on a reported basis(6), an increase of $639 million from the end of the fourth quarter of 2018 reflecting $600 million of share repurchases and redemption costs, accrued interest, fees and other expenses related to refinancing activity, partially offset by free cash flow generation of $164 million. This represents consolidated L2QA net leverage for Altice USA of 5.2x on a reported basis at the end of March 2019 (5.2x LTM). The year-end leverage target for Altice USA remains 4.5-5.0x net debt to EBITDA.

•
Altice USA’s blended weighted average cost of debt was 6.2% and the blended weighted average life was 6.4 years at the end of March 2019. There are no significant maturities until 2021 (none in 2019) and near-term maturities could be covered by ~$2.5 billion revolving credit facility.

(6)	Excluding leases / other debt.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	Actual	Actual
Revenue:
Video	$1,017,330	$1,033,708
Broadband	775,573	701,621
Telephony	154,464	166,038
Business services and wholesale	350,689	333,090
Advertising	93,545	87,582
Other	4,966	7,675
Total revenue	2,396,567	2,329,714
Operating expenses:
Programming and other direct costs	812,985	787,361
Other operating expenses	564,432	583,023
Restructuring and other expense	15,244	3,587
Depreciation and amortization (including impairments)	561,428	642,705
Operating income	442,478	313,038
Other income (expense):
Interest expense, net	(386,464)	(374,155)
Gain (loss) on investments and sale of affiliate interests, net	254,725	(248,602)
Gain (loss) on derivative contracts, net	(177,029)	168,352
Loss on interest rate swap contracts	(23,672)	(31,922)
Loss on extinguishment of debt and write-off of deferred financing costs	(157,902)	(4,705)
Other income (expense), net	80	(11,658)
Loss before income taxes	(47,784)	(189,652)
Income tax benefit	22,586	60,703
Net loss	(25,198)	(128,949)
Net loss (income) attributable to noncontrolling interests	199	(2)
Net loss attributable to Altice USA stockholders	$(24,999)	$(128,951)
Basic and diluted net loss per share	$(0.04)	$(0.17)

Basic and diluted weighted average common shares	695,528	737,069

Earnings Release

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Adjusted EBITDA less cash Capital Expenditures, or Operating Free Cash Flow, as an indicator of the Company’s financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although it may not be directly comparable to similar measures reported by other companies.

Altice USA	Three Months Ended March 31,
(Dollars in thousands)	2019	2018
	Actual	Actual
Net loss	$(25,198)	$(128,949)
Income tax benefit	(22,586)	(60,703)
Other expense (income), net	(80)	11,658
Loss on interest rate swap contracts	23,672	31,922
Loss (gain) on derivative contracts, net	177,029	(168,352)
Loss (gain) on investments and sales of affiliate interests, net	(254,725)	248,602
Loss on extinguishment of debt and write-off of deferred financing costs	157,902	4,705
Interest expense, net	386,464	374,155
Depreciation and amortization	561,428	642,705
Restructuring and other expense	15,244	3,587
Share-based compensation	13,790	21,623
Adjusted EBITDA	$1,032,940	$980,953
Capital Expenditures (accrued)	305,650	216,665
Adjusted EBITDA less Capex (accrued)	$727,290	$764,288
Capital Expenditures (cash)	340,386	257,615
Adjusted EBITDA less Capex (cash)	$692,554	$723,338

Earnings Release

Altice USA Customer Metrics (in thousands, except per customer amounts)
	Q1-18	Q2-18	Q3-18	Q4-18	FY-18	Q1-19
Homes passed (7)	8,642.0	8,671.0	8,701.7	8,737.3	8,737.3	8,761.9
Residential	4,543.4	4,539.8	4,534.9	4,542.1	4,542.1	4,563.7
SMB	373.2	375.3	376.3	377.5	377.5	378.4
Total Unique Customer Relationships (8)	4,916.6	4,915.1	4,911.2	4,919.6	4,919.6	4,942.1
Video	3,375.1	3,350.9	3,322.8	3,307.5	3,307.5	3,297.3
Broadband	4,072.6	4,082.1	4,096.3	4,118.1	4,118.1	4,155.0
Telephony	2,549.7	2,545.6	2,533.5	2,531.2	2,531.2	2,511.1
Total Residential RGUs	9,997.4	9,978.6	9,952.6	9,956.8	9,956.8	9,963.4
Residential ARPU ($) (9)	139.63	140.19	142.96	142.44	141.32	142.57

(7)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Suddenlink, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 600 homes passed.

(8)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(9)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers by the average number of total Residential customers for the same period.

Earnings Release

Consolidated Net Debt as of March 31, 2019, Actual

Altice USA (CSC Holdings) In $m	Actual	Coupon / Margin	Maturity
Guaranteed Notes	1,096	5.375%	2023
Guaranteed Notes	1,000	6.625%	2025
Guaranteed Notes	1,499	5.500%	2026
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Senior Notes	1,000	6.750%	2021
Senior Notes	1,241	5.125%	2021
Senior Notes	750	5.250%	2024
Senior Notes	1,684	10.875%	2025
Senior Notes	618	7.750%	2025
Senior Notes	1,046	7.500%	2028
Term Loan	2,948	L+2.250%	2025
Term Loan B-2	1,489	L+2.50%	2026
Term Loan B-3	1,275	L+2.250%	2026
New Term Loan B-4	1,000	L+3.000%	2027
Drawn RCF	300	L+2.250%	2021,2024
Other debt & leases	88
CSC Holdings Total Debt	21,094
Senior Notes	500	8.000%	2020
Senior Notes	649	5.875%	2022
Legacy unexchanged Cequel Notes	15
Cablevision Total Debt	22,258
Total Cash	(123)
Cablevision Net Debt	22,135
Altice USA Net Debt	22,135
Undrawn RCF	2,263
WACD (%)	6.2%

Earnings Release

Altice USA Net Leverage Schedules as of March 31, 2019 ($m)

Altice USA	Actual
Gross Debt Consolidated	$22,258
Cash	(123)
Net Debt Consolidated	$22,135
LTM EBITDA(10)	$4,222.6
L2QA EBITDA	$4,278.0
Net Leverage (LTM)	5.2x
Net Leverage (L2QA)	5.2x

Altice USA Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$21,763
Unamortized Financing Costs	240
Fair Value Adjustments	167
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	22,170
Other Debt & Capital Leases	88
Gross Debt Consolidated	22,258
Cash	(123)
Net Debt Consolidated	$22,135

(10)    Excluding management fees.

Earnings Release

Contacts
Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.